Exhibit 99.1

Investors Real Estate Trust Announces Planned Dispositions of Senior Housing Properties for $236.0 Million

- Expected Closings in Calendar 2017 -

-Would Complete Exit from Senior Housing Portfolio-

(Minot, ND) — August 31, 2016 - Investors Real Estate Trust (NYSE: IRET) (NYSE: IRETPR) (NYSE: IRETPRB) (the “Company”), a real estate investment trust focusing on the acquisition, development, redevelopment and management of multifamily communities located primarily in select growth markets throughout the Midwest, today announced that it has entered into six separate sales agreements with several affiliates of Edgewood Senior Living for the planned disposition of 26 of the Company’s senior housing properties, and one multifamily property, for a total of approximately $236.0 million.  Affiliates of the buyers currently lease 25 of the 26 senior housing properties from the Company.  The Company expects these sales to close in calendar 2017.  These sales are in addition to the previously-announced exercise of purchase options by affiliates of the buyers, who are current tenants, to purchase 8 senior housing properties the Company owns in Idaho for a total of approximately $43.5 million.  If all of these transactions close, the Company will have completely disposed of its senior housing portfolio for a total of approximately $279.5 million.

“The sale of our senior housing properties is a significant step in our efforts to transform IRET into a pure play Multifamily company,” stated Chief Executive Officer Tim Mihalick.  “As we move forward, these transactions unlock significant value within our portfolio and provide capital for new investments, while we enhance our operating platform, strengthen our balance sheet and drive cash flow.  We remain excited about our pipeline of opportunities, focusing on our long term strategic growth objective to drive long term value for our shareholders.”

The sales are subject to certain closing conditions, including that each sale is contingent on the closing of all of the sales. The details of the six sales are outlined below.

•                  The Company entered into a sale agreement for five senior housing properties containing 386 rentable units, located in Cheyenne, Casper, and Laramie, Wyoming, for a total of $53.0 million.

•                  The Company entered into a sale agreement for two senior housing properties containing 256 rentable units, located in Hermantown, Minnesota, for a total of approximately $36.8 million.

•                  The Company entered into a sale agreement for four senior housing properties containing 220 rentable units, located in Virginia, Minnesota, Kalispell, Montana and Omaha and Hastings, Nebraska, for a total of approximately $32.3 million.

•                  The Company entered into a sale agreement for five senior housing properties containing 514 rentable units, located in East Grand Forks and Brainerd, Minnesota, Bismarck and Fargo, North Dakota and Rapid City South Dakota, for approximately $71.0 million.

•                  The Company entered into a sale agreement for 9 senior housing properties containing 278 rental units, located in various States including North Dakota, South Dakota, Nebraska and Montana, for approximately $28.8 million.

•                  The Company entered into a sale agreement for one senior housing property containing 97 rentable units and one townhome property containing 24 rentable units, located in Sartell, Minnesota, for $14.0 million.

BMO Capital Markets Corp. acted as financial advisor to the Company in connection with the sale transactions.

About Investors Real Estate Trust

Investors Real Estate Trust (IRET) focuses on the acquisition, development, redevelopment and management of multifamily communities located primarily in select growth markets throughout the Midwest.  As of April 30, 2016, the Company owned interests in 146 properties, consisting of: (1) 99 multifamily properties consisting of 12,950 units, and (2) 47 commercial properties, including 31 healthcare properties, containing a total of approximately 2.9 million square feet of leasable space.  IRET’s common shares, Series A preferred shares and Series B preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET, IRETPR and IRETPRB, respectively). The Company’s press releases and supplemental information are available on its website at www.iret.com or by contacting Investor Relations at 701-837-7104.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from projected results.  Such risks, uncertainties and other factors include, but are not limited to: the closing of the sales of senior housing properties, fluctuations in interest rates, the effect of government regulation, the availability of capital, changes in general and local economic and real estate market conditions, competition, our ability to attract and retain skilled personnel, and those risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for fiscal year ended April 30, 2016.  We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.